Exhibit 99.2
Sharon T. Rowlands Elected to Constant Contact Board of Directors
WALTHAM, MA — July 29, 2010 — Constant Contact®, Inc. (Nasdaq: CTCT), a leading provider of email marketing, social media marketing, event marketing and online survey tools for small organizations, today announced that Sharon T. Rowlands has been elected to the Constant Contact board of directors. Ms. Rowlands was also appointed to the compensation committee.
“I am very pleased to welcome an executive of Sharon’s caliber to the board of directors,” said Gail Goodman, chairman, president and chief executive officer of Constant Contact. “She has excellent industry experience, a track record of success as an executive and solid board experience. We are very fortunate to further strengthen our board with someone of her substantial knowledge and skills.”
Sharon is presently the chief executive officer and a director of Penton Media, Inc., a media company that publishes specialized business magazines, produces trade shows and provides a broad range of online media and custom marketing solutions. Sharon currently serves on the board of directors of Automatic Data Processing, Inc. She was formerly the president and chief executive officer of Thomson Financial.
Her election increases the size of the company’s board of directors from seven members to eight.
About Constant Contact, Inc.
Constant Contact’s email marketing, social media marketing, event marketing and online survey tools help small organizations grow their businesses by building stronger customer relationships. More than 350,000 small businesses, nonprofits, and member associations worldwide rely on Constant Contact’s easy-to-use, affordable online tools to create and deliver personalized, professional communications that engage casual customers, members, prospects, and passionate customers wherever they congregate online — from their email inboxes to their social networks. All Constant Contact products come with unmatched education, training and personal coaching services, and award-winning technical support. Founded in 1995, Constant Contact is a publicly traded company (Nasdaq: CTCT) with offices in Waltham, Mass.; Loveland, Colo.; and Delray, Fla.; and a San Francisco office scheduled to open in 2010. Learn more at www.ConstantContact.com or call 781-472-8100.
Constant Contact and the Constant Contact Logo are registered trademarks of Constant Contact, Inc. All Constant Contact product names and other brand names mentioned herein are trademarks or registered trademarks of Constant Contact, Inc. All other company and product names may be trademarks or service marks of their respective owners.
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Media Contact:	Investor Contact:
Melissa Ayres Constant Contact (781) 370-8602 mayres@constantcontact.com	Jeremiah Sisitsky Constant Contact (339) 222-5740 jsisitsky@constantcontact.com